UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Electric Inc.

Commission File No.: 001-39395

The following is the text of a press release issued by Faraday Future Intelligent Electric Inc. on August 8, 2025:

Faraday Future Announces the Upcoming Special Meeting to Enable Rapid Execution of the Second Chapter of the Bridge Strategy and Adhere to Prudent Issuance Commitment Through Key Proposals

●	Since Founder, YT Jia was appointed as the Co-CEO in April, FF has achieved a major leap in both operational and capital fundamentals, market confidence has rebounded significantly and the Company’s market capitalization has increased by nearly 300%. Another of his key initiatives is to firmly oppose a “Reverse Stock Split”, reflecting the Company’s “Stockholders First” philosophy.

●	FF has been added to the Russell 3000 Index. Institutional investors, including BlackRock and Vanguard, have continually increased their positions substantially.

●	The proposed 39% increase in total authorized shares reflects the Company’s disciplined and prudent commitment to low-percentage issuance and stockholder protection. Combined with remaining available shares, the primary purpose is to meet the future share issuance obligations under the recently announced $105 million financing and to facilitate the rapid execution of the Second Chapter of the Bridge Strategy, which we expect will be announced on August 16th at Pebble Beach.

●	The approval of key proposals will also support the first FX vehicle rolling off the line by the end of this year.

●	After the initial product launch on July 17th, the FX Super One has cumulatively secured over 10,000 paid pre-orders and commenced the trial production phase at its Hanford, CA, factory.

LOS ANGELES August 8, 2025-- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future” or the “Company”) today announced that it plans to hold a Special Meeting of Stockholders (the “EGM”) on September 19, to seek approval for proposals aimed at supporting the Company’s strategic initiatives and long-term growth. The Company urges all stockholders to vote FOR all proposals.

Proposal Highlights：

1. Share Authorization Proposal

Approval of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to increase the number of authorized shares of Common Stock by 65,225,672, from 167,245,313 to 232,470,985, representing a 39% increase, and increase the number of authorized shares of the Company’s Preferred Stock, by 5,031,000 shares, from 12,900,000 to 17,931,000, so that the total number of authorized shares, including Common Stock and Preferred Stock, will increase from 180,145,313 shares to 250,401,985 shares. The proposal does not affect the current number of outstanding shares but reflects the Company’s continued adherence to a prudent, disciplined, and relatively low-percentage new share issuance strategy.

Having additional authorized shares of Class A Common Stock will help the Company meet its existing obligations including the recent $105 million financing commitment and be well-positioned to pursue future opportunities, including capital raises, acquisitions, stock dividends or splits, stock issuances under employee benefit plans, and other proper corporate purposes. This increased share capacity is also critical to funding the Company’s ongoing operations and executing its business strategy, and facilitate the rapid execution of the Second Chapter of the Bridge Strategy, in alignment with its long-term vision of becoming a leader in the AI-driven EV era and demonstrating the Company’s dedication to putting stockholders first.

2. Private Placement Proposal

Approval of the issuance of shares of Class A Common Stock to holders of certain convertible notes and warrants in accordance with Nasdaq Listing Rule 5635(d).

This measure ensures compliance with regulatory requirements while enabling the Company to honor its obligations to holders of certain of the Company’s convertible notes and common warrants, which is crucial for the Company to obtain funds to support the production of vehicles in the future.

3. Name Change Proposal

Approval of an amendment to the Company’s Charter to change the Company’s name from “Faraday Future Intelligent Electric Inc.” to “Faraday Future AI Electric Vehicle Inc.”

The new name aligns with the Company’s vision to lead the intelligent electric vehicle (EV) industry and highlights its commitment to innovation in AI-driven solutions and smart transportation ecosystems. Additionally, the new name aligns with the Company’s new ticker symbol, FFAI, reinforcing a unified brand identity.

4. Amended 2021 Plan Proposal

Approval of an amendment to the Company’s Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”) to increase the number of shares of Class A Common Stock available for issuance under the 2021 Plan by an additional 9,500,000 shares.

The proposed amendment is intended to ensure the Company can continue offering long-term equity incentives as a competitive alternative to cash compensation. This change is critical to attracting, motivating, and retaining top talent, which is essential for executing our business strategy and driving long-term stockholder value.

5. Adjournment Proposal

Approval of one or more adjournments of the Special Meeting by the Company from time to time to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Special Meeting to approve one or more Proposals at the time of such adjournment or if otherwise determined by the chairperson of the Special Meeting to be necessary or appropriate.

Recent Key Business Progress with Continued Stockholder Support

Powered by ongoing stockholders’ backing, our Bridge Strategy has driven comprehensive progress, strengthening both operational and capital fundamentals:

●	With over 10,000 paid pre-orders received, the FX Super One has entered trial production at the Hanford factory in California. Next steps include full vehicle engineering, safety testing, and validation. The first vehicle is planned to roll off the line by year-end.

●	FF’s governance standards and execution capabilities have significantly improved, with a “Lion-Wolf Culture” and relentless execution mindset taking shape. The first-ever five-year performance outlook will be unveiled in our Q2 Earnings Call, demonstrating long-term confidence.

●	Engagements with U.S. policymakers to foster more favorable regulatory conditions. Donald Trump Jr. recently spoke about the U.S. economy and industry, giving a shout-out to homegrown AI and tech innovators like FF as well as multinational giants like Rolls-Royce and Samsung, recognizing their role in driving U.S. manufacturing upgrades and economic growth.

●	We plan to announce and launch a major upgrade to the Bridge Strategy at Faraday Future’s Pebble Beach event on Saturday, August 16, 2025, to accelerate FF’s growth.

“Our Bridge Strategy continues to attract global users, investors, and partners. FF’s dual improvements in operational and capital fundamentals are directly attributable to stockholders’ long-standing support,” YT Jia, Founder and Co-CEO of FF, said. “We’re now in the final phase before the year-end rollout of the first FX Super One vehicle in the U.S. market, while simultaneously implementing a major upgrade to our Bridge Strategy that positions FF for accelerated growth. At this critical moment, we’ve submitted key proposals to advance our business. We urge stockholders to vote FOR all proposals – your decision will determine the company’s future!”

Meeting Details

The EGM is currently scheduled to be held on September 19, 2025 at 9:00 a.m. Pacific Time., at www.virtualshareholdermeeting.com/FFIE2025SM.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF 91, exemplifies its vision for luxury, innovation, and performance. The FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/us/.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the use of authorized shares of Common Stock, future FX Super One productions, and its commitment to innovation in AI-driven solutions and smart transportation ecosystems, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to continue to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure agreements with OEMs that are necessary to execute on the FX strategy; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings, and certain of its key executives’ receipt of “Wells Notices” from the SEC and any potential SEC enforcement action related thereto; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, as updated by the “Risk Factors” section of the Company’s first quarter 2025 Form 10-Q filed with the SEC on May 9, 2025, and other documents filed by the Company from time to time with the SEC.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to FF stockholders at its special meeting seeking, among other proposals, approval to increase the number of authorized shares of common stock (the “Authorized Share Increase Proposal”), to approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of shares of Class A common stock of the Company to holders of certain convertible notes and warrants (the “Private Placement Proposal”), to approval an amendment of the Company’s Charter to change the Company’s name ( the “Name Change Proposal”) and to approve an amendment to the 2021 Plan to increase the number of shares of Class A Common Stock available for issuance thereunder (the “Amended 2021 Plan Proposal”). In connection with the Authorized Share Increase, Private Placement Proposal, Name Change Proposal and Amended 2021 Plan Proposal, the Company filed a preliminary proxy statement filed with the Securities and Exchange Commission on August 8, 2025 (the “Proxy Statement”), in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the Authorized Share Increase Proposal, Private Placement Proposal, Name Change Proposal, Amended 2021 Plan Proposal, and other matters described therein. The definitive proxy statement is expected to be mailed to the Company’s stockholders on or around August 18, 2025. The Proxy Statement includes information regarding the persons who may, under Securities and Exchange Commission (“SEC”) rules, be deemed participants in the solicitation of proxies in connection with the Authorized Share Increase Proposal, Private Placement Proposal, Name Change Proposal and Amended 2021 Plan Proposal. The Company has also filed other documents regarding the aforementioned proposals with the SEC. Before making any voting decision, investors and security holders of the Company are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection therewith as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the Proxy Statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/ or by written request to Faraday Future Intelligent Electric at 18455 S. Figueroa Street, Gardena, California 90248.

Participants in the Solicitation

Certain representatives of FF Global Partners Investment LLC (“FFGP”), formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the Authorized Share Increase, Private Placement Proposal and other matters described in the Proxy Statement. Investors may obtain additional information regarding the interest of FF and its directors and executive officers by reading the Proxy Statement relating to the special meeting. You may obtain free copies of these documents as described in the preceding paragraph.

Certain representatives of FFGP, and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the Authorized Share Increase Proposal, Private Placement Proposal, and other matters as described in the Proxy Statement. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives is included in the definitive proxy statement on Schedule 14A for the Company’s annual meeting of the stockholders, filed with the SEC on April 28, 2025 and amended on April 30, 2025. Changes to the direct or indirect ownership of FF Top and FF Global are set forth in SEC filings on Schedule 13D/A.

No Offer or Solicitation

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities of FF, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

Source: Faraday Future Intelligent Electric Inc.